CONFIRMING STATEMENT

              This Statement confirms that the undersigned, David Norris, has authorized and designated Debra Ashley and Megan Fine, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Tree.com, Inc. The authority of Debra Ashley and Megan Fine under this Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in the securities of Tree.com, Inc., unless earlier revoked in writing. The undersigned acknowledges that Debra Ashley and Megan Fine are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities and Exchange Act of 1934.

                                                                               /s/ DAVID NORRIS

                                                                               April 30, 2010